NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PKPL
FRANKFURT: 3P2

Park Place Energy Corp. Announces Joint Venture Partnership

Vancouver, British Columbia August 25, 2009 - Park Place Energy Corp. ("Park Place" or "the Company") is pleased to announce the Company has entered into an agreement with a private Canadian based Oil and Gas exploration company to create a joint venture partnership on the Company's two Alberta Nordegg land sections.

The earning requirement of the joint venture agreement states that on or before March 31, 2010 the private Company must expend up to a maximum of $350,000 toward the Work Seismic program. Upon satisfying the earning requirement the private Company shall have earned in an undivided 50% working interest in the farmout lands.

The Work Seismic program announced August 11, 2009 from a private petroleum engineering consulting firm has an estimated cost of $385,000 including final interpretation and analysis.

The seismic program was developed after the engineering consultants reviewed well logs, samples, completion tests and production for all known commercially productive wells located within approximately a ten mile radius of the lands.

The "Nordegg" Member is described as an organic-rich mudstone/marlstone that ranges from 15 to 30 m thick and extends over an area of 90,000 km sq in northeastern BC and adjacent parts of Alberta. The Nordegg is an important petroleum source rock in some areas and in other areas has gas shale potential.

Park Place would also like to remind shareholders of the announced 10 for 1 forward stock split. Shareholders of record as of Monday August 31, 2009 will be entitled to receive a further 9 shares of Park Place Energy Corp. for every 1 share each shareholder currently holds.

The application to effect the split was filed with FINRA (Financial Industry Regulatory Authority) on Tuesday August 18, 2009.

About Park Place

Park Place Energy Corp. is a North American oil and gas company that is participating in high impact opportunities. The Company currently has gas production in North-East British Columbia and is committed to developing the asset as well as acquiring additional

blue-sky gas opportunities in the area, with a focus on shale gas. Park Place's management is focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.